EXHIBIT 21.1

Subsidiaries

The Original Soupman, Inc. (“TOSI”), a Delaware corporation
International Gourmet Soups, Inc. (wholly-owned by TOSI), a Delaware corporation
Kiosk Concepts, Inc. (80% owned by TOSI), a New York corporation
Soupman Franchise Company, Inc. (80% owned by TOSI), a Delaware corporation